Exhibit 10.5

EMPLOYMENT AGREEMENT

This Agreement constitutes an advance notice to the Employee under the Notice to the Employee Law (Employment Terms), 2002

THIS EMPLOYMENT AGREEMENT (this “Agreement” dated as of April 23, 2018, is made and entered by and between 89bio Ltd., a company organized under the laws of the state of Israel, whose registered address is 89 Medinat HaYehudim St., Herzliya, Israel (the “Company” and Ram Waisbourd (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of May 1, 2018 (the “Commencement Date”), subject to the terms and conditions set forth herein; and

WHEREAS, the parties hereto desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Preamble and Exhibits

1.1	The preamble to this agreement and its Exhibits constitute an integral part hereof.

1.2	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

General

2.

Position. The Employee shall serve in the position described in Exhibit A attached hereto. In addition, the Employee may receive different tasks, from time to time, to correlate with Company’s necessities.

3.

Conscientious Discharge of Duties. The Employee shall perform and discharge his duties and obligations hereunder diligently, faithfully, conscientiously and in furtherance of the Company’s best interests and its good name. The Employee agrees and undertakes to inform the Company immediately and without delay after becoming aware of any affair and/or matter that may in any way raise a conflict of interest between the Employee (or any member of Employee’s family) and the Company (including its affiliates) and/or the interests of the Company (including its affiliates), and to report and discuss problems that might prevent performing his tasks in an effective manner. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of the Employee’s position in the Company.

4.

Compliance with Company’s Policies and Applicable Law. Employee will comply, the all the Company’s disciplinary regulations, work-rules, policies, procedures and objectives, as in effect from time to time, and will adhere to any applicable law or provision, pertaining to his employment hereunder. In addition, the Employee will document the products of his work, and all relevant information that was generated in the course of his work, in a confidential and orderly manner that will enable access and use of such information by authorized people in the Company.

5.

Scope of Employment. The scope of position of the Employee will be as set forth in Exhibit A hereto. The Employee shall devote his entire working time, best efforts, know-how, expertise, experience and attention to the business and affairs of the Company and to the performance of his duties to the Company, and shall not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other business and/or commercial activity, except with the prior written consent of the Company’s management.

6.

Location. The Employee shall perform his duties hereunder at the Company’s facilities in Israel, but he understands and agrees that his position may involve significant domestic and international travel which may result in extensive period time.

7.

Employees Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”) the Employee represents, warrants and undertakes that (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any trade secrets, proprietary or confidential information belonging to any Other Employer.

8.

Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives without the prior written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

9.

The Company shall be entitled to transfer or assign its rights and/or obligations under this Agreement, in whole or in part, in its sole discretion. Without derogating from the generality of the aforesaid the Employee shall provide the services under this Agreement to the Company, and/or to companies affiliated with the Company in accordance with the Company’s instructions.

Use of Company Computers and Email Monitoring

10.

During his employment with the Company and in connection therewith, the Employee may be provided with a personal computer station (“Computer”) and/or a laptop computer (“Laptop”) and a personal e-mail account and address (“E-mail”), each of which shall be deemed to be solely the property of the Company.

11.

Employee shall not install and/or download any software or hardware on the Computer or Laptop or on any other computers in the Company’s possession (i) unless the Company has sufficient and valid license; or (ii) unless prior written consent was given by the Company.

Term of Employment

12.

Term. Subject to and contingent upon the fulfillment of the Precedent Conditions as specified above this Agreement shall become effective on the Commencement Date and shall continue until it is terminated pursuant to the terms set forth herein.

13.

Termination at Will. Either party may terminate the employment relationship hereunder at its/his own discretion at any time, for any reason, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”).

14.

Termination for Cause. Notwithstanding the aforesaid, in the event of Cause (as defined below) the Company shall be entitled to terminate this Agreement immediately and the employment relationship between the parties shall be deemed effectively terminated upon delivery of the Company’s notice to that extent. The term “Cause” shall mean: (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates or the engaging by the Employee in any prohibited business competitive to the business of the Company or any of its affiliates or any other breach of the Employees obligations under Exhibit B; or (b) willful failure to perform any of the Employee’s fundamental functions or duties hereunder or the directives of the Employee’s superior; (c) any willful act or gross negligence of the Employee resulting in material loss to the Company or material damage to the reputation of the Company or any affiliates; or (d) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.

15.

Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and use his best efforts to assist the Company with the integration into the Company’s organization of the person(s) who will assume the Employee’s responsibilities. Upon termination of Employee’s employment with the Company, for any reason whatsoever, the Employee shall be required to return to Company any properties, equipment, documents and any other materials of the Company (e.g., company car, cellular phone, Laptop, Computer, and/or any other equipment) which were provided (if provided) to his or which are otherwise in his possession. Employee shall have no (and hereby waives any) rights of lien with respect to any such properties, equipment, documents and materials of the Company.

16.

Notwithstanding the provisions of Section 15 above to the contrary Company shall be entitled to waive Employee’s employment with Company during the Notice Period or any part thereof, at any time prior to the completion of the Notice Period. In the event Company waives Employee’s services with Company during the Notice Period as aforesaid, employer-employee relationship between the parties will come to an end forthwith or as of the effective date of such waiver (as applicable), and the Company shall pay the Employee a one-time amount equal to the Salary (including managers insurance, study fund, expenses, company car and all other benefits) that would have otherwise been paid to the Employee during the Notice Period or the remainder of the Notice Period in the event the termination becomes effective during the Notice Period, in lieu of such Notice Period, or part thereof.

17.

Notwithstanding anything herein to the contrary, the provisions of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement by and between the Company and the Employee (in the form attached hereto as Exhibit B) shall survive termination or expiration of this Agreement for any reason whatsoever.

Proprietary Information; Assignment of Inventions and Non-Competition

18.

By executing this Agreement, the Employee confirms and agrees to the provisions of the Company’s Proprietary Information Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto.

Salary and Additional Compensation; Managers Insurance/Pension Fund

19.	Base Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the amount set forth in Exhibit A (the “Base Salary”).

20.

Global Overtime Remuneration. Since Both the Company and the Employee expect that the work load at the Company may require from time to time to extensive volume of working hours the Company will pay to the Employee on a monthly basis, in addition to the Base Salary and in consideration of an services that the Employee may render at overtime hours, a global gross amount as set forth in Exhibit A hereto (the “Global Overtime Remuneration”), which reflects full compensation for the amount of overtime hours which the Employee is expected to work per month. The Global Overtime Remuneration has been determined according to Company’s knowledgeable estimation of the scope of overtime hours per month which the Employee’s position requires. The Base Salary together with the Global Overtime Remuneration shall constitute the “Salary” for purposes of this Agreement. Employee acknowledges and agrees that he shall not be allowed to provide work beyond the aforementioned scope of overtime hours, without receiving prior written consent from the Company to do so, and that he shall not be entitled to any form of salary or compensation, or any other rights or claims whatsoever, for any work performed beyond the aforementioned limited scope of hours, unless Employee has received prior written consent to perform such work beyond the aforementioned scope of overtime hours.

21.

It is hereby agreed, that the Global Overtime Remuneration is and shall be a real and true supplement above and beyond the Employee’s Base Salary. However, without derogating from the nature of the Global Overtime Remuneration, the Salary (i.e. Base Salary together with the Global Overtime Remuneration) shall be taken into account as a basis for the purpose of calculating the Employee’s social entitlements and rights according to this Agreement including social benefits and severance payments. For the avoidance of any doubt no other payment right or benefit to which the Employee is entitled under the Agreement or by law shall be taken into account in such calculation. Except as specifically set forth herein the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law regulation, extension order or agreement.

22.

The Salary is to be paid to the Employee in accordance with the Company’s normal and reasonable payroll practices no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments

23.

Recording of Hours. Per the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

24.	Special Compensation.

It is hereby acknowledged and agreed, that an amount equal to 10% of the Salary is paid to the Employee as special compensation for any contributions and/or inventions that have been and/or shall be created, developed and/or conceived by the Employee, including, without limitations, “service inventions” as defined in the Israeli Patent Law, 5727-1967, (the “Patent Law”) (if and to the extent there are and/or will be any), for the assignment thereof to the Company, for any rights, benefits, royalties and other compensation, to the extent that they shall be awarded by a judicial body, including under Section 134 of the Patent Law or under the Copyright Law 5768-2007, in connection with such contributions and/or inventions, and for the Employee’s waiver of any moral rights, benefits, royalties and/or other compensation in connection therewith pursuant to Sections 7 to 15 of Exhibit B hereto.

25.

Insurance Scheme and Social Benefits. The Company and the Employee will obtain and maintain managers insurance or a pension fund according to the Employee’s choice (the “Insurance Scheme”), as follows:

25.1

Should the Employee elect to obtain a managers insurance policy (the “Managers Insurance”): (i) Severance—the Company will pay an amount equal to 8 1⁄2% of the Salary; (ii) Pension and disability insurance at the rate required to insure 75% of the Employee’s Salary—the Company will pay an amount equal to 6 1⁄2% of the Salary. In any event the amount allocated to the pension component alone will not be less than 5% of the Salary. In the event that it will be necessary to increase the costs of the disability component so that the Employer’s contribution will exceed the amount of 6 1⁄2% of the Salary, the aggregate cost to the Company for purchasing the disability component together with the contributions towards the pension component, will not be greater than 7.5% of Salary. (iii) The Company will deduct from the Employee’s Salary a sum equal to 6% of the Salary as Employee’s contribution.

25.2

Should the Employee elect to obtain a pension fund (the “Pension Fund”): (i) Severance the Company will pay an amount equal to 8 1⁄2% of the Salary; (ii) Pension the Company will pay an amount equal to 6 1⁄2% of the Salary, and will deduct from the Employee’s Salary a sum equal to 6% of the Salary as Employee’s contribution.

26.

Section 14. All amounts deducted and paid by the Company in accordance with Section 25 above will be transferred to the Employee upon the termination of the Employee’s employment (other than in circumstances in which the Employee’s entitlement to severance compensation may be denied by a final court decision and/or under applicable law) and the same shall be in lieu of the Company’s statutory obligation to pay severance pay, if required, for all intents and purposes pursuant to the Severance Pay Law, 5723-1963 (the “Severance Pay Law”), and the Company shall be relieved from any additional or other obligation to pay the Employee severance payment. The parties acknowledge and agree that the agreement set forth in this provision is in accordance with Section 14 of the Severance Pay Law, 1963, and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereto as Exhibit C.

27.	The Employee will bear any and all taxes applicable to the Employee in connection with any amounts paid by the Employee and/or Company to the Insurance Scheme under Section 25 above.

Additional Benefits

28.

Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A. The Company shall be entitled to direct use of the vacation days, in coordination and agreement with the Employee. Employee shall be required to utilize a minimum of ten (10) leave days annually and if Employee docs not do so, Employee shall be entitled to accrue a maximum of 30 unexploited leave days, except as per the Annual Leave Law 5711-1951.

29.	Sick Leave. The Employee entitlement to sick leave shall be in accordance with applicable law, against the presentation of appropriate medical records.

30.	Convalescence Pay. The Employee shall be entitled to Convalescence Pay (“Dmei Havra’a”) if and to extent entitled pursuant to applicable extension order.

31.	Additional benefits. Employee shall be entitled to additional benefits if and to the extent set forth in Exhibit A.

Miscellaneous

32.	References to the masculine gender shall include the feminine, unless the context otherwise requires.

33.

The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

34.

The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

35.

No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

36.

In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

37.

Withholdings shall be deducted at source from payments made hereunder to the Employee according to applicable law, including, but not limited to, Israeli income tax, National Security (“Bituacb Leumi”) and Health Tax. The Employee shall bear any tax imposed in connection with the payments and benefits provided for in this Agreement.

38.	The preface and Exhibits to this Agreement constitute an integral and indivisible part hereof.

39.

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

40.

The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

41.

Sexual Harassment. Employee acknowledges that the Company complies with the Prevention of Sexual Harassment Law and Regulations, and that it has a Prevention of Sexual Harassment Charter of which Employee has been made aware. Employee undertakes to comply with such Law, Regulations and Charter, all of which may be amended from time to time.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

/s/ Anat Naschitz	/s/ Ram Waisbourd
89bio Ltd.	Ram Waisbourd

By:	Anat Naschitz

Title:	Director

Exhibit A

Name of Employee:	Ram Waisbourd.

Position:	COO and CBO.

Scope of Position:	Full-time.

Supervisor:	The CEO of the Company

Notice Period:	The Notice Period shall be ninety (90) days.

Base Salary:	NIS 43,200 per month.

Global Overtime Compensation:	NIS 10,800 per month.

Vacation Days per Year:	In accordance with applicable law but no less than 22 days.

Travel Expenses:	In Accordance with applicable law.

Education Fund:	The Company and Employee shall maintain an advanced study fund (Keren Hishtalmut) according to applicable law (the “Fund”) and make it effective upon three (3) months after the Commencement Date. At this time the funds allocated to the Fund will include retroactive contributions as of the Commencement Date and shall thereafter be made on a monthly basis as set forth below. The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, subject to Employee’s contribution of an additional 2.5% of the Salary. Notwithstanding anything herein to the contrary, neither party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment by applicable laws. The Employee shall be responsible for any tax imposed in connection, with the above fund and/or in connection with the above fund and/or in connection with the Company’s contributions thereto. Employee hereby instructs the Company to transfer to such Fund the amount of the Employee’s and the Company’s contribution from each monthly Salary payment.

Options:	Subject to the approval of the Board of the Directors of the Company (the “Board”) and the Company’s share option plan to be adopted by the Company following the date hereof, the Company will grant Employee Options to purchase 608,318 Ordinary Shares of the Company, par value NIS 0.01 each (the “Options”), representing 2.0% of the Company’s share capital on a fully diluted basis assuming an investment amount of US$20 million in the Company, all in accordance with the grant terms as shall be determined by the Board. The Options shall be vested quarterly and exercisable over a period of four (4) years of the date of their grant.

Subject to the approval of the Board, in the event that the Employee’s employment with the Company (or its successor) is terminated including by changes in terms of employment which are considered as termination under the Israeli Severance Pay law by the Company (or its successor) without cause (other than change in title or scope of work description due to organizational adjustments following the M&A), within a period of twelve (12) months following M&A of the Company all the unvested Options shall be fully vested and exercisable. Without derogating from the foregoing, upon the completion of twelve (12) months of employment with the company (or its successor) following the M&A all unvested Options shall be fully vested and exercisable.

Car-related Expenses:	The Company will pay Employee an amount of NIS 4,000 per month in connection with car-related expenses. Employee shall not be required to present documentation regarding the car expenses.

Performance Bonus:	The Employee shall be eligible to an “on-target” bonus in the amount of approximately 20% of the Employee’s annual Salary in accordance with the Company bonus policy.